									EXHIBIT A

CAPITAL STRUCTURE/CAPITALIZATION RATIOS OF ENTERGY
AND PUBLIC UTILITY COMPANY SUBSIDIARIES (AS OF 12/31/04) ($ IN THOUSANDS)

	EAI	EGSI	ELI	EMI	ENOI	SERI	EPI	EOI	ETR Consolidated
Common Stock	$ 470	$ 114,055	$ 1,088,900	$ 199,326	$ 33,744	$ 789,350	$ 55	$ 5	$ 2,482
Paid In Capital	591,127	1,157,486	(1,718)	(59)	36,294	-	88,379	995	4,835,375
Accumulated other comprehensive income	-	714	-	-	-	-	-	-	(93,453)
Less Treasury Stock	-	-	(120,000)	-	-	-	-	-	(1,432,019)
Retained Earnings (Accumulated Deficit)	735,460	513,182	5,137	338,164	84,424	105,234	(61,961)	-	4,984,302
Common Equity	1,327,057	1,785,437	972,319	537,431	154,462	894,584	26,473	1,000	8,296,687

Preferred-w/o sink	116,350	47,327	100,500	50,381	19,780	-	-	-	365,356
Total Prefered	116,350	47,327	100,500	50,381	19,780	-	-	-	365,356

Long-Term Debt	1,191,763	1,891,478	930,695	695,073	199,902	849,593	-	-	7,016,832
Preferred with sinking fund	-	17,400	-	-	-	-	-	-	17,400
L-T Cap Leases	61,538	37,711	8,903	52	-	37,855	-	-	146,060
Current Cap Leases	49,816	33,518	22,753	43	-	27,716	-	-	133,847
Current L-T debt	147,000	98,000	55,000	-	30,000	25,266	.	-	492,564
Notes Payable	-	-	-	-	-	-	7,254	-	193
Total Debt	1,450,117	2,078,107	1,017,351	695,168	229,902	940,430	7,254	-	7,806,896

Total Cap	$2,893,524	$3,910,871	$ 2,090,170	$1,282,980	$ 404,144	$1,835,014	$ 33,727	$ 1,000	$ 16,468,939

Equity	45.9%	45.7%	46.5%	41.9%	38.2%	48.8%	78.5%	100.0%	50.4%
Preferred	4.0%	1.2%	4.8%	3.9%	4.9%	0.0%	0.0%	0.0%	2.2%
Debt	50.1%	53.1%	48.7%	54.2%	56.9%	51.2%	21.5%	0.0%	47.4%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%